Exhibit 99.1

ManTech Announces Stephen Porter’s Retirement and Appointment as Director Emeritus

FAIRFAX, Va., March 17, 2016 (GLOBE NEWSWIRE) — ManTech International Corporation (Nasdaq:MANT) announced that Stephen Porter will retire from the Company’s Board of Directors following the completion of his current Board term. Mr. Porter will, however, continue his association with and contributions to the Company by serving as the ManTech’s first ever Director Emeritus. In that role, Mr. Porter will continue to provide the Board with the benefit of his keen business insight and deep knowledge of the Company.

“We owe a debt of gratitude to Steve for his dedication to the Company. Steve served on our Board for nearly a quarter century. His judgment and integrity helped guide ManTech’s evolution from a $100 million Navy-focused government contractor to the $1.6 billion public company we are today,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “I would like, in particular, to extend my heartfelt gratitude to Steve for his many years of dedicated service, wisdom and friendship. I am pleased that Steve will serve in the role of Director Emeritus, so that we may continue to benefit from his valuable experience and counsel.”

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, Energy, Veterans Affairs, and Justice, including the Federal Bureau of Investigation; the health and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech’s expertise includes cyber security; command, control, communications, computers, intelligence, surveillance, and reconnaissance (C4ISR) solutions and services; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; healthcare analytics and IT; global logistics support; test and evaluation; and environmental, range, and sustainability services. ManTech supports major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

ManTech-L

ManTech International Corporation

Lynn Davis, 703-259-3636

lynn.davis@mantech.com